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                                                                      EXHIBIT 11


                       BENCHMARQ MICROELECTRONICS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                        THREE MONTHS ENDED  NINE MONTHS ENDED
                                                          SEPTEMBER 30,       SEPTEMBER 30,
                                                        ------------------  -----------------
                                                          1997      1996      1997     1996
                                                        --------  --------  --------  -------
Earnings:
  Net income......................................        $1,648    $2,105    $5,016   $4,422
                                                          ======    ======    ======  =======
Shares:
  Weighted average common shares outstanding......         6,889     6,671     6,839    6,610
  Weighted average common equivalent shares:

     Add:  Common shares issued on assumed
             exercise of stock options and warrants..      1,618     1,242     1,431    1,137
     Less: Shares assumed repurchased                        605       579       525      448
                                                          ------    ------    ------  -------

Weighted average common and common equivalent
  shares..........................................         7,902     7,334     7,745    7,299
                                                          ======    ======    ======  =======

Earnings per common and common equivalent share...        $ 0.21    $ 0.29    $ 0.65   $ 0.61
                                                          ======    ======    ======   ======
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